EXHIBIT 99.3
VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
June 30, 2011

	Trailing twelve
	months ended
	June 30,
($ presented in millions)	2011
Interest Coverage Ratio:
Adjusted EBITDA(1)	$423.0
Add: Equity and cost method cash distributions received	2.5
Less: Non-controlling interest distributions paid	(3.7)
Add: Franchise tax expense	0.2
Add: Gross interest income recognized	2.4
Add: Capitalized interest recorded	5.6
Add: Pro forma adjustments for fiscal 2011 acquisitions	78.4

Consolidated EBITDA, as defined in senior secured credit agreement	$508.4	A

Net interest	$171.2
Add: Capitalized interest recorded	5.6
Less: Non-cash accretion of senior discount and senior unsecured notes	(23.1)
Less: Non-cash amortization of financing costs	(6.3)
Less: Interest related to specified construction projects	(5.8)
Add: Pro forma adjustments for debt incurred to finance fiscal 2011 acquisitions	0.7

Consolidated cash interest expense, as defined in senior secured credit agreement	$142.3	B

Interest coverage ratio (A/B)	3.57	x

Minimum interest coverage ratio required as of June 30, 2011	2.10	x

	As of
	June 30,
	2011
Leverage Ratio:
Term debt and senior notes outstanding	$2,322.6
Less: Cash and cash equivalents	(936.6)
Less: Restricted cash	(2.3)
Less: Debt incurred to fund specified construction projects	(120.2)

Consolidated debt, as defined in senior secured credit agreement	$1,263.5	C

Consolidated EBITDA, as defined in senior secured credit agreement	$508.4	A

Leverage ratio (C/A)	2.49	x

Maximum leverage ratio allowed as of June 30, 2011	5.95	x

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
June 30, 2011
(continued)

(1)	Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized gains or losses on investments, debt extinguishment costs, acquisition related expenses, impairment and restructuring charges, pension expense (credits) and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of Adjusted EBITDA to net income (loss) attributable to Vanguard Health Systems, Inc. stockholders during the trailing twelve months ended June 30, 2011 (in millions).

Trailing
twelve months
ended
June 30,
2011
Net loss attributable to Vanguard Health Systems, Inc. stockholders	$(10.9)
Interest, net	171.2
Income tax expense	9.3
Depreciation and amortization	193.8
Non-controlling interests	3.6
Gain on disposal of assets	(0.2)
Equity method income	(0.9)
Stock compensation	4.8
Monitoring fees and expenses	31.3
Realized gains on investments	(1.3)
Acquisition related expenses	12.5
Impairment and restructuring charges	6.0
Pension credits	(2.1)
Discontinued operations, net of taxes	5.9

Adjusted EBITDA	$423.0